410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Record Results for the First Quarter of Fiscal Year 2025

CHICAGO-(December 9, 2024) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2025.

	First Quarter
(in thousands, except per share amounts)	Ended October 31,
	2024	2023	Change
Consolidated Results
Net Sales	$127,945	$111,438	15%
Operating Income (Including Unallocated Corporate Expenses)	$21,190	$13,156	61%
Net Income	$16,376	$10,742	52%
EBITDA †	$26,167	$17,384	51%
Diluted EPS - Common	$2.25	$1.50	50%
Business to Business
Net Sales	$48,415	$39,161	24%
Segment Operating Income	$17,110	$11,123	54%
Retail and Wholesale
Net Sales	$79,530	$72,277	10%
Segment Operating Income	$13,377	$11,331	18%
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am happy to report that our fiscal year 2025 is off to a very positive start as we have once again achieved record results for consolidated net sales, gross profit, and net income in the first quarter. We also delivered a 400-basis point year-over-year expansion in our gross margins, propelling our margins to 32%. Our strong performance was driven by increased volumes, a favorable product mix, and improved operational efficiencies. Solid execution of our growth strategies to establish a foothold in the growing renewable diesel and crystal cat litter markets helped us achieve this success. Looking ahead, we believe we are well positioned to continue this upward trajectory.”

Consolidated Results
Consolidated net sales for the first quarter of fiscal 2025 reached a historic high of $127.9 million, or a 15% increase over the same period in the prior year. This marks the 14th consecutive quarter of year-over-year sales growth. Revenue increases were primarily driven by higher volumes across both operating segments, with significant sales gains generated from fluids purification, crystal cat litter, and co-packaged coarse litter products. Our recently acquired subsidiary, Ultra Pet Company, Inc. (“Ultra Pet”), delivered net sales of $6.0 million, or 5% of the total consolidated net sales increase over the prior year. Organic growth from Oil-Dri’s other products drove the remaining increase in the Company’s topline.

Consolidated gross profit of $40.8 million, a record quarterly high, was achieved during the first three months of fiscal year 2025, representing a 32% gain over the prior year. Gross margins expanded to 32% in the current year from 28% in the first quarter of fiscal year 2024. Oil-Dri's efforts to grow volume, improve product mix, and enhance operating efficiencies proved successful during the quarter. This marks the ninth consecutive quarter of year-over-year gross margin expansion. During the three months ended October 31, 2024, domestic cost of goods per ton remained flat compared to the prior year.

Selling, general and administrative expenses (“SG&A”) were $19.6 million during the first quarter of fiscal 2025 compared to $17.8 million for the same period last year. This $1.8 million, or 10%, increase reflects higher compensation costs and a preliminary foreign value-added tax assessment, in addition to other operating segment costs.

In the first quarter of fiscal year 2025, consolidated operating income increased to $21.2 million, or by 61%, compared to the first quarter of fiscal year 2024. Higher sales volumes combined with improved product mix offset elevated SG&A costs.

Total other expense, net was $1.0 million for the three months ended October 31, 2024, compared to $300,000 in the same period last year. This increase was mainly due to interest expense on the debt assumed for the Ultra Pet acquisition, along with an additional reserve for the capacity modification project at the Company’s sole landfill located in Georgia. The modification work is expected to be completed during fiscal year 2025.

Consolidated net income reached a record $16.4 million in the first quarter of fiscal 2025 from $10.7 million in the same period in fiscal 2024, reflecting a 52% improvement over the prior year.

Cash and cash equivalents for the three month period ending October 31, 2024, totaled $12.5 million compared to $23.5 million at the end of fiscal year 2024. During the first quarter of fiscal 2025, Oil-Dri continued its significant investment in manufacturing infrastructure improvements. In addition, the Company paid down $5.0 million of the $10.0 million revolving credit facility that was used to partially fund the acquisition of Ultra Pet. Other significant uses of cash include the payment of dividends and the purchase of treasury shares that were surrendered by teammates to pay taxes related to the vesting of restricted stock awards.

Product Group Review
The Business to Business Products (“B2B”) Group’s first quarter of fiscal year 2025 revenues were a record $48.4 million, or 24% greater than the prior year, primarily driven by an increase in volume and, to a lesser extent, by higher prices. Elevated sales from fluids purification and agricultural products offset slight sales declines in the animal health business. During the first quarter of fiscal 2025, revenues from fluids purification products reached an all-time high of $30.1 million, or an 37% increase over the prior year. The Company experienced increased demand of its Metal X and Metal Z products as a result of recently established renewable diesel plants within North America. Sales of fluids purification products in EMEA1, Latin America, and Asia also increased during the three month period ended October 31, 2024, compared to the same period last year. The agricultural products business achieved record quarterly net sales of
$11.6 million, or a 12% increase over the prior year. This growth was mainly fueled by higher demand from key customers who resumed typical purchasing patterns after working through inventory surpluses, as well as by elevated prices. Amlan, the Company’s animal health business, generated $6.2 million in sales, or a 3% decline from the prior year. The decrease was primarily concentrated in Asia due to the sell-off of existing inventory in China that occurred in the first quarter of fiscal year 2024 as part of the transition to a master distributor. However, double-digit topline growth was achieved within Latin America and North America where increased demand, in conjunction with elevated prices, helped drive sales improvement.

During the first quarter of fiscal year 2025, SG&A costs within the B2B Products Group increased by $700,000 or 20%, compared to the same period last year. This was mainly driven by a preliminary foreign value-added tax assessment and higher research and development costs.

Operating income for the B2B Products Group was $17.1 million in the first quarter of fiscal year 2025 compared to $11.1 million in the same period of fiscal year 2024, reflecting a 54% increase. This growth can be attributed to higher sales and a favorable product mix, partially offset by increased SG&A expenses.

The Retail and Wholesale (“R&W”) Products Group’s first quarter revenues reached an all-time high of $79.5 million, a 10% increase over the prior year. The acquisition of Ultra Pet contributed 8% of the total R&W sales growth, and the remaining 2% can be attributed to organic topline growth from increased demand for other products within the operating segment. During the first quarter of fiscal 2025, the Company increased distribution of its Cat’s Pride and Ultra crystal litter products and is beginning to realize synergies related to the acquisition. Total domestic clay-based cat litter sales, excluding the Company’s co-packaged coarse cat litter business, were $53.8 million, or 2% lower than the prior year. Conversely, revenues of co-packaged coarse cat litter increased by $2.1 million, or 78%, compared to last year due to higher demand. In the first quarter of fiscal year 2024, a cyberattack disrupted a key customer’s ability to place and receive orders, which negatively impacted sales of Oil-Dri’s co-packaged coarse litter. However, the cyber event boosted sales of the Company’s branded and private label coarse items and is currently influencing year-over-year comparisons for both domestic clay and co-packaged litter products. Although total domestic clay litter revenues declined, Oil-Dri continued to experience topline growth of its EPA-approved Cat’s Pride Antibacterial Clumping Litter, which is currently sold at large brick and mortar and e-commerce retailers. In addition, new distribution of other clay litter products and accessories was achieved at both new and existing customers. Domestic industrial and sports product revenues were $11.0 million in the first quarter of fiscal 2025, or 4% higher than the same period in the prior year, driven by increased demand. The Company’s Canadian subsidiary experienced sales declines as a result of softer revenues from cat litter, partially offset by sales growth from industrial floor absorbent products.

During the first quarter of fiscal 2025, SG&A expenses within the R&W Products Group increased by $1.0 million, or 21% over the prior year. This increase was primarily driven by higher compensation costs, a significant credit reserve for several customer bankruptcies, acquisition-related amortization of intangible assets, and increased research and development costs. These higher expenses were partially offset by lower advertising costs. Oil-Dri expects advertising expenditures for the full fiscal year 2025 to be lower than fiscal year 2024.

Operating income for the R&W Products Group reached $13.4 million in the first quarter of fiscal year 2025 compared to $11.3 million in the prior year, reflecting an 18% increase. This growth can be attributed to higher sales volumes, including the incremental business from the Ultra Pet acquisition, partially offset by elevated SG&A expenses.

The Company will host its first quarter of fiscal year 2025 earnings discussion and its 2024 Annual Meeting of Stockholders virtually via a live webcast on Wednesday, December 11, 2024 at 9:30 a.m. Central Time. Participation details are available on the Company’s website’s Events page.
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1EMEA is the region including Europe, the Middle East, and Africa.
“Oil-Dri”, “Cat’s Pride”, “Metal X”, “Metal Z”, “Amlan”, and “Ultra” are registered trademarks of Oil-Dri Corporation of America and its subsidiaries.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially, including, but not limited to, those described in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2024 and our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), we provide certain non-GAAP financial measures in this press release as supplemental financial metrics. In particular, EBITDA is a non-GAAP financial measure provided herein. We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

The non-GAAP financial measures we use may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared and reported in accordance with GAAP. We believe that certain non-GAAP measures may be helpful to investors and others in understanding and evaluating our operating results, and we urge investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included in this release, and not to rely on any single financial measure to evaluate our business.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended October 31,
	2024	% of Sales	2023	% of Sales
Net Sales	$127,945	100.0%	$111,438	100.0%
Cost of Goods Sold	(87,165)	(68.1)%	(80,447)	(72.2)%
Gross Profit	40,780	31.9%	30,991	27.8%
Selling, General and Administrative Expenses	(19,590)	(15.3)%	(17,835)	(16.0)%
Operating Income	21,190	16.6%	13,156	11.8%
Other Expense, Net	(988)	(0.8)%	(326)	(0.3)%
Income Before Income Taxes	20,202	15.8%	12,830	11.5%
Income Taxes Expense	(3,826)	(3.0)%	(2,088)	(1.9)%
Net Income	16,376	12.8%	10,742	9.6%

Net Income Per Share: Basic Common	$2.43		$1.61
Basic Class B	$1.82		$1.21
Diluted Common	$2.25		$1.50
Diluted Class B	$1.82		$1.21
Avg Shares Outstanding: Basic Common	4,922		4,827
Basic Class B	1,984		1,967
Diluted Common	6,906		6,794
Diluted Class B	1,984		1,967

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of October 31,	As of July 31,
	2024	2024
Current Assets
Cash and Cash Equivalents	$12,506	$23,481
Accounts Receivable, Net	70,544	62,171
Inventories, Net	56,025	54,236
Prepaid Expenses and Other Assets	5,040	7,270
Total Current Assets	144,115	147,158
Property, Plant and Equipment, Net	137,947	137,796
Other Assets	68,109	69,651
Total Assets	$350,171	$354,605

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	13,824	15,009
Dividends Payable	2,098	2,096
Other Current Liabilities	37,919	48,572
Total Current Liabilities	54,841	66,677
Noncurrent Liabilities
Notes Payable	44,777	49,774
Other Noncurrent Liabilities	26,561	27,566
Total Noncurrent Liabilities	71,338	77,340
Stockholders' Equity	223,992	210,588
Total Liabilities and Stockholders' Equity	$350,171	$354,605

Book Value Per Share Outstanding	$32.43	$30.69

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Three Months Ended
	October 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$16,376	$10,742
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	5,381	4,368
Increase in Accounts Receivable	(9,020)	(1,487)
Increase in Inventories	(2,033)	(1,374)
Decrease in Prepaid Expenses	2,228	154
Increase (Decrease) in Accounts Payable	1,889	(1,289)
Decrease in Accrued Expenses	(6,117)	(4,365)
Other	2,215	1,815
Total Adjustments	(5,457)	(2,178)
Net Cash Provided by Operating Activities	10,919	8,564

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(12,817)	(8,064)
Net Cash Used in Investing Activities	(12,817)	(8,064)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Notes Payable	(5,000)	—
Dividends Paid	(2,096)	(1,927)
Purchases of Treasury Stock	(1,984)	(872)
Net Cash Used In Financing Activities	(9,080)	(2,799)

Effect of exchange rate changes on Cash and Cash Equivalents	3	124

Net Decrease in Cash and Cash Equivalents	(10,975)	(2,175)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	24,481	31,754
Cash, Cash Equivalents and Restricted Cash, End of Period	$13,506	$29,579

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	First Quarter
	Ended October 31,
	2024	2023
GAAP: Net Income	$16,376	$10,742
Depreciation and Amortization	$5,381	$4,368
Interest Expense	$734	$361
Interest Income	$(150)	$(175)
Income Tax Expense	$3,826	$2,088
EBITDA	$26,167	$17,384